Exhibit 99.1

[Company Letterhead]

March 20, 2009

To Our Stockholders:

Notice is hereby given that we have taken the following actions pursuant to a written consent of a majority of stockholders dated December 23, 2008, in lieu of a special meeting of the stockholders:

1.           Amended our Articles of Incorporation, as amended, to increase the number of authorized shares of our common stock, par value $.0001 per share (the “Common Stock”), to 250,000,000 shares and authorized 1,000,000 shares of blank-check preferred stock, $.001 par value per share (the “Preferred Stock”).  We believes that the increase in authorized Common Stock and the creation of the Preferred Stock will provide us greater flexibility with respect to our capital structure for such purposes as additional financing and possible stock based acquisitions;

2.           Elected Paul S. Lipschutz and Robert F. Orr to our Board of Directors, to hold office until their successors are elected and qualified or until their earlier resignation or removal.  Messrs. Lipschutz and Orr are our current directors and we are happy that each has agreed to continue to provide their services to us; and

3.           Adopted our 2008 Incentive Stock Plan.  The primary purpose of the 2008 Stock Incentive Plan is to attract and retain the best available personnel by granting stock awards and stock options in order to promote the success of our business and to facilitate the ownership of our stock by employees. We have initially reserved 5,000,000 shares of our common stock for issuance under the 2008 Stock Incentive Plan.

This letter will serve as written notice to stockholders pursuant to Section 607.0704 of the Florida Business Corporation Act.

We thank you for your continued support.

Sincerely,

Paul S. Lipschutz
Chief Executive Officer and Chairman of the Board